Exhibit 10.4

EIGHTH AMENDMENT TO LEASE

THIS EIGHTH AMENDMENT TO LEASE (this “Eighth Amendment”), dated as of June  21, 2019 (the “Effective Date”), is made and entered into by and between CIP II/RJK 10-20 BMR OWNER LLC, a Delaware limited liability company (successor landlord pursuant to an Assignment and Assumption Agreement dated as of December 20, 2013) (“Landlord”), and FLEXION THERAPEUTICS, INC., a Delaware corporation (“Tenant”), with Landlord and Tenant sometimes hereinafter referred to collectively as “Parties.”

R E C I T A L S

A.Pursuant to that certain Lease dated February 22, 2013 by and between Landlord and Tenant (the “Original Lease”), as amended by the First Amendment of Lease dated July 13, 2015 (the “First Amendment”), the Second Amendment of Lease dated December 15, 2015 (the “Second Amendment”), the Third Amendment of Lease dated May 8, 2016 (the “Third Amendment”), the Fourth Amendment of Lease dated June 29, 2016 (the “Fourth Amendment”), the Fifth Amendment of Lease dated July 21, 2016 (the “Fifth Amendment”), the Sixth Amendment of Lease dated September 21, 2016 (the “Sixth Amendment”), and the Seventh Amendment to Lease dated April 7, 2017 (the “Seventh Amendment”; the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, collectively, the “Lease”), Landlord leases to Tenant those certain premises consisting of 36,543 rentable square feet located on the second (2nd) and third (3rd) floors of the building located at 10 Burlington Mall Road, Burlington, Massachusetts 01803, together with all improvements located therein (the “Existing Premises”).

B.The Lease Term is scheduled to expire on October 31, 2023 (the “Expiration Date”) and Landlord and Tenant desire to extend the Lease Term for an additional period of Eighteen (18) full calendar months beyond the Expiration Date to expire on April 30, 2025 (the “New Expiration Date”).

C.Tenant desires to expand the Existing Premises to include the addition of 5,330 rentable square feet on the first (1st) floor and identified on the plan attached hereto as Exhibit A (the “2019 Expansion Space”).

D.Landlord and Tenant desire to make certain amendments and modifications to the terms and provisions of the Lease consistent with the foregoing as hereinafter set forth.  The Lease, as modified by this Eighth Amendment, is hereinafter referred to as the “Lease.” Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the sum of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Landlord and Tenant hereby agree as follows:

1.Term.  The Term of the Lease is hereby extended for an additional period to expire on the New Expiration Date (the “Extended Term”).  Therefore, notwithstanding anything to the contrary contained in the Lease, the Lease Term shall include the Extended Term and shall terminate on the New Expiration Date (April 30, 2025).  All references in the Lease to “Term” or “Lease Term” shall be deemed to include the current term, as hereby extended through the Extended Term, unless sooner terminated as provided in the Lease.

2.Premises.  Commencing on August 1, 2019 (the “2019 Expansion Space Commencement Date”) (i) the 2019 Expansion Space shall be added to the Existing Premises, (ii) the term Premises shall be deemed to include the Existing Premises and the 2019 Expansion Space, and (iii) the Rentable Floor Area of the Premises shall be deemed to be 41,873 rentable square feet.

3.Annual Fixed Rent. From the Effective Date through the day immediately preceding the 2019 Expansion Space Commencement Date, Tenant shall continue to pay Annual Fixed Rent for the Existing Premises as set forth in the Lease, and commencing on the 2019 Expansion Space Commencement Date,  Tenant shall pay to Landlord, in accordance with the terms and conditions of the Lease, Annual Fixed Rental for the Premises (including the Existing Premises and the 2019 Expansion Space) in amounts applicable to the periods set forth below as follows:

Premises

(41,873 RSF)

Period	Annual Fixed Rent (per annum)	Annual Fixed Rent (per month)	Annual Fixed Rent (per rentable square foot, per annum)
2019 Expansion Space Commencement Date – October 31, 2019	$1,486,491.50	$123,874.29*	$35.50
November 1, 2019 – October 31, 2020	$1,528,364.50	$127,363.71	$36.50
November 1, 2020 – October 31, 2021	$1,570,237.50	$130,853.12	$37.50
November 1, 2021 – October 31, 2022	$1,612,110.50	$134,342.54	$38.50
November 1, 2022 – October 31, 2023	$1,653,983.50	$137,831.96	$39.50
November 1, 2023 – October 31, 2024	$1,695,865.50	$141,321.38	$40.50
November 1, 2024 – April 30, 2025	$1,737,729.50	$144,810.79	$41.50

* In addition, notwithstanding the foregoing, for the period commencing on the 2019 Expansion Space Commencement Date and ending on October 31, 2019 (the “Rent Reduction Period”), Tenant’s monthly Fixed Annual Rent obligation shall be reduced by $15,767.92 (representing the monthly Fixed Annual Rent obligation allocated to the 2019 Expansion Space) (the “Reduced Amount”).  For purposes of clarity, applying such Reduced Amount, the Tenant’s monthly Fixed Annual Rent obligation for the Rent Reduction Period shall be a total of $108,106.37 ($123,874.29 - $15,787.92).  Notwithstanding anything to the contrary contained herein, during the Rent Reduction Period, (i) except as expressly set forth in the Eighth Amendment, Tenant shall remain obligated to perform all of Tenant’s obligations under the Lease for the entire Premises (including, but not limited to, the payment of all electric charges, Additional Rent and other amounts coming due under the Lease), and (ii) in the event of any termination of the Lease by Landlord based upon a default hereunder by Tenant that is not cured within any applicable notice and cure period the entire Reduced Amount which would otherwise have been due and payable for the 2019 Expansion Space hereunder during the Rent Reduction Period in absence of such reduction shall immediately become due and payable.

In the event the 2019 Expansion Space Commencement Date occurs on a day other than the first day of a calendar month, the monthly Annual Fixed payment for such month shall be pro-rated based on the number of days occurring in such month from and after the 2019 Expansion Space Commencement Date in relation to the total number of days in such month.

4.Landlord’s Work – 2019 Expansion Space.

(a)Landlord, at Landlord’s sole cost and expense (not to exceed the Maximum Landlord Contribution, as defined below), agrees to improve the 2019 Expansion Space in accordance with mutually agreed upon and approved final plans and specifications with a so-called “turnkey” build-out of the 2019 Expansion Space (the “Landlord’s Work”); provided however, that in doing so, (i) Landlord shall not be responsible for any costs or expenses in excess of work, finishes or materials which Landlord determines, in its reasonable discretion, to be the equivalent of $40.00 per rentable square foot of Market Value (as defined herein) for the 2019 Expansion Space (the “Maximum Landlord Contribution”), (ii) Tenant shall be responsible for any costs associated with upgrading the finishes, materials, scope of work or specifications for the 2019 Expansion Space above the Maximum Landlord Contribution, and (iii) Landlord shall not be required to perform or pay for any of the Tenant’s Work (defined below).  For purposes of the immediately preceding sentence and determining the Maximum Landlord Contribution, the term “Market Value” shall mean the costs and expenses that a landlord or tenant would reasonably incur for tenant improvement work substantially similar to the Landlord’s Work in a comparable building in the Burlington/ Lexington/Waltham market area if such work was performed by an unaffiliated third party general contractor. Tenant hereby acknowledges and agrees that Landlord’s use of an affiliated entity to perform the Landlord’s Work enables the Landlord to perform and complete work in a more cost efficient manner than using an unaffiliated third party general contractor, and although the work performed by Landlord for the Maximum Landlord Contribution is anticipated to result in tenant improvement work having up to $40.00 per rentable square foot of Market Value for the 2019 Expansion Space, the actual out of pocket cost to the Landlord comprising the Maximum Landlord Contribution may be less than $40.00 per rentable square foot of the 2019 Expansion Space.  Landlord shall deliver the 2019 Expansion Space in broom clean condition with the Landlord’s Work substantially complete and with all base building systems, mechanical, electrical and plumbing components serving the 2019 Expansion Space in good working order. Tenant agrees that Tenant’s accepting possession of the 2019 Expansion Space after a punch-list has been agreed to in writing by Landlord and Tenant is conclusive evidence that the 2019 Expansion Space is in good and satisfactory condition as of the 2019 Expansion Space Commencement Date; provided however, that any early access as described in Section 4(c) below or as otherwise provided herein shall not, by itself, be considered Tenant’s deemed acceptance of the 2019 Expansion Space.

(b)Landlord agrees to be responsible for obtaining all permits, approvals and certificates necessary for the Landlord’s Work and for obtaining an occupancy certificate upon the completion of the Landlord’s Work and Tenant’s Work.  Tenant agrees to be responsible for obtaining all permits approvals and certificates necessary for the Tenant’s Work.  Each party shall cooperate as reasonably necessary with the other party’s efforts to obtain such permits, certificates and approvals.

(c)Landlord acknowledges and agrees that, commencing thirty (30) days prior to the anticipated 2019 Expansion Space Commencement Date, Tenant shall have access to the 2019 Expansion Space for purposes of installing furniture, fixtures, equipment and any dedicated IT systems, telephones and other equipment at the 2019 Expansion Space; provided however, that any such entry onto the 2019 Expansion Space prior to the 2019 Expansion Space Commencement Date (i) shall be subject to all terms and provisions of the Lease (other than Tenant’s obligation to pay Fixed Annual Rent and Additional Rent with respect to the 2019 Expansion Space), including but not limited to, the insurance required of Tenant to cover such access to and work to be performed in the 2019 Expansion Space and (ii) shall not interfere with Landlord’s ability to complete the Landlord’s Work.  Notwithstanding any provision to the contrary in this Eighth Amendment or the Lease, Tenant’s exercise of its right to access a portion of the 2019 Expansion Space pursuant to this Section 4(c) shall not be deemed evidence of Tenant’s agreement that the 2019 Expansion Space is complete or in good and satisfactory condition.

(d) In consideration of Tenant’s lease of the 2019 Expansion Space Landlord agrees to renovate the restrooms located in 10 Mall Road at no additional cost to Tenant.  Such renovations shall include new counters, faucets, partitions, ceilings, lighting, flooring, and paint.  The bathroom renovations shall be completed by Landlord prior to January 1, 2020.  The work will be performed in accordance with all applicable laws including the provisions of the Americans with Disabilities Act (ADA).

(e)Landlord shall have no liability whatsoever to Tenant in the event that Landlord shall fail for any reason whatsoever to substantially complete the Landlord’s Work on or before the 2019 Expansion Space Commencement Date (including, without limitation, liability for any damages that Tenant may suffer as a result thereof or in connection therewith); provided, however, if there is a delay in completion of the Landlord’s Work that extends beyond 90 days from the Effective Date and such delay is not otherwise caused by a Tenant Delay (as defined herein) or by Force Majeure (as defined in the Original Lease), Tenant shall be entitled to an extension of the Rent Reduction Period by one day for each day of such delay beyond the 2019

Expansion Space Commencement Date. For purposes of this Section 4(d), the term “Tenant Delay” shall mean any delay caused or contributed to by Tenant, including, without limitation, with respect to the Landlord’s Work, the Tenant’s failure to timely prepare or approve any plan required for the commencement or completion of the Landlord’s Work.  A Tenant Delay shall be deemed to have occurred if the Landlord and Tenant have failed to mutually approve the plans and specifications for the Landlord’s Work by July 1, 2019, provided such failure is not caused by a delay on the part of the Landlord, such approval to be evidenced by the execution and delivery of a Plans and Specification Approval Memorandum in the form attached hereto as Exhibit B.

5.Tenant’s Work – 2019 Expansion Space.

(a)Landlord shall in no way be responsible for installation of Tenant’s audiovisual, telephone and data, furniture/fixtures/equipment, artwork, signage, move-related expenses or any related permits that may be required with respect to such items (“Tenant’s Work”).

(b)Landlord’s and Tenant’s general contractors shall mutually agree on a schedule for timely completion of Landlord’s Work and Tenant’s Work during normal business hours.  Once the parties execute and deliver this Eighth Amendment and upon Tenant providing certificates evidencing that Tenant and its contractors have the requisite insurance in place and subject to Section 4(c) above, Tenant shall have immediate access to the 2019 Expansion Space to commence planning Tenant’s Work, but no Tenant’s Work shall be performed prior to the time set forth in Section 4(c) above.

(c)Other than the Tenant’s Work, Tenant will not make or permit anyone to make any alterations, additions, improvements or changes, structural or otherwise, to the Premises, the Building, the Additional Building or the Complex (collectively, the “Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Tenant makes any Alteration without the Landlord’s prior written consent, Landlord may change or remove the Alteration at Tenant’s expense.

(d)Prior to commencing work on any approved Alterations, Tenant agrees to furnish Landlord with: (i) copies of necessary governmental permits and authorizations, (ii) 3 copies of all plans and specifications; and (iii) a certificate evidencing the insurance required under the Lease, including, but not limited to, workers’ compensation insurance for all persons employed in connection with the Alterations.

(e)If any mechanic’s lien is filed against the Premises, the Building, the Additional Building or the Complex for work or materials claimed to have been furnished at Tenant’s direction, including, but not limited to, the Tenant’s Work, improvements or any Alteration, Tenant agrees, at its expense, to either bond over or obtain the release of such lien within thirty (30) calendar days.  If Tenant fails to timely obtain the release of such lien, Landlord may, at its option, discharge the underlying debt and treat the cost of such discharge as additional rent due on the next Rent Payment Date. Such discharge shall not waive the Tenant’s default in failing to discharge the lien.

(f)Tenant acknowledges that, in accordance with the Lease, Tenant shall indemnify and hold Landlord harmless with respect to the Tenant’s Work and Alterations.  In addition, Tenant shall indemnify and hold Landlord harmless for any damage, additional cost, expense or work incurred by Landlord related to the Tenant’s Work or Alterations which Landlord would not have incurred if Tenant had not undertaken the Tenant’s Work or Alterations.

(g)All of Tenant’s Alterations shall remain upon and be surrendered with the Tenant’s Premises on the Lease Expiration Date, and become Landlord’s property. Tenant’s Work (as defined in Section 5(a) above) is personal property of Tenant, and, other than wiring installed as part of Tenant’s Work, will be removable by Tenant at the end of the Term in Tenant’s discretion or as otherwise required to be removed under the applicable terms of the Lease.

6.No Brokers.  Each Party represents to the other Party that is has not dealt with any broker in connection with the consummation of this Eighth Amendment, and, in the event any claim is made against the non-representing Party relative to dealings by the representing Party with any brokers, the representing Party shall indemnify, defend and hold the non-representing Party harmless, with counsel of the non-representing Party’s choice of counsel (the approval or selection of which shall not be unreasonably withheld, conditioned or delayed) on account of loss, cost or damage which may arise by reason of such claim.

7.Severability.  If any provision of this Eighth Amendment or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Eighth Amendment, or the application of such provision to a person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Eighth Amendment shall be valid and enforceable to the fullest extent permitted by law.

8.Construction.  In the event of ambiguity or question of intent or interpretation arises, this Eighth Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Eighth Amendment.

9.Amendment; Ratification.  Except as expressly amended hereby, the Lease remains unchanged and in full force and effect.  In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Eighth Amendment, the terms and conditions of this Eighth Amendment shall govern and control.

10.Binding Effect.  This Eighth Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.Counterparts; Facsimile Signatures.  This Eighth Amendment may be signed in multiple counterparts, each of which shall constitute an original, with the same force and effect as if each of the signatories hereto has signed a single instrument.  Facsimile or portable document format (.PDF) copies shall be deemed to be originals for all purposes.  The transmission of a signed counterpart of this Eighth Amendment by facsimile or .PDF shall have the same force and effect as delivery of an original signed counterpart of this Eight Amendment and shall constitute valid and effective delivery of this Eighth Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Eighth Amendment to be duly executed under seal as of the date first written above.

LANDLORD:

CIP II/RJK 10-20 BMR OWNER LLC,

a Delaware limited liability company,

By:  __/s/ Brandon D. Kelly_

Name: Brandon D. Kelly

Title: Authorized Signatory

TENANT:

FLEXION THERAPEUTICS, INC.,
a Delaware corporation

By:  _/s/ David Arkowitz____

            Name: David Arkowitz

        Title:  CFO